EXHIBIT 5.1

March 23, 2018

Micron Technology, Inc.
8000 South Federal Way
Boise, ID 83707-0006

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Micron Technology, Inc. (“you” or the “Company”) with the Securities and Exchange Commission on or about March 23, 2018 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 33,000,000 shares of your Common Stock, par value $0.10 per share (the “Shares”), reserved for issuance under the Micron Technology, Inc. Employee Stock Purchase Plan (the “ESPP”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the ESPP.

It is our opinion that upon completion of the proceedings to be taken, or contemplated by us as your counsel to be taken by you, prior to issuance of the Shares pursuant to the Registration Statement and the ESPP, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the ESPP and the agreements which accompany the ESPP, and in accordance with the Company's Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

We express no opinion as to any matter relating to laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware, as such are in effect on the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation